                         SUBSIDIARIES OF THE REGISTRANT


PARENTS

     None

                                                  JURISDICTION OF    PERCENT OF
SUBSIDIARIES CONSOLIDATED                          INCORPORATION     STOCK OWNED

   American Pipe & Construction International     California             100
   Ameron B.V.                                    The Netherlands        100
   Ameron FSC                                     Guam                   100
   Ameron (Hong Kong) Ltd.                        Hong Kong              100
   Ameron (Pte) Ltd.                              Singapore              100

SUBSIDIARIES NOT CONSOLIDATED AND
FIFTY-PERCENT OR LESS OWNED COMPANIES

   Gifford-Hill-American, Inc.                    Texas                   50
   Tamco                                          California              50
   Bondstrand, Ltd.                               Saudi Arabia            40
   Oasis-Ameron, Ltd.                             Saudi Arabia            40
   Ameron Saudi Arabia, Ltd.                      Saudi Arabia            30

Names of other subsidiaries not consolidated and fifty-percent or less owned companies are omitted because when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.










                                   EXHIBIT 21